SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture (this “Supplemental Indenture”) is entered into as of May 28, 2026, among Inotiv, Inc. (the “Issuer”), BAS Evansville, Inc. (the “Guarantor”), and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantor party thereto, and the Trustee executed and delivered an Indenture, dated as of September 27, 2021 (the “Original Indenture”), pursuant to which, on September 27, 2021, the Issuer issued $140,000,000 aggregate principal amount of the Issuer’s 3.25% Convertible Senior Notes due 2027 (the “Notes”), which Notes are guaranteed by the Guarantor;

WHEREAS, on May 15, 2026, the Issuer, the Guarantor and the Trustee entered into the First Supplemental Indenture to the Original Indenture (the “First Supplemental Indenture,” and the Original Indenture, as amended by the First Supplemental Indenture, the “Indenture”);

WHEREAS, the Issuer desires to amend certain provisions of the Indenture as of the date hereof;

WHEREAS, subject to certain exceptions, Section 8.02 of the Indenture provides that the Issuer, the Guarantor and the Trustee may, with the consent of Holders of a majority in aggregate principal amount of the Notes then outstanding, amend or supplement the Indenture, the Notes or the Guarantee or waive compliance with any provision of the Indenture, the Notes or the Guarantee;

WHEREAS, the owners (including the beneficial owners) of a majority in principal amount of the outstanding Notes (the “Consenting Holders”) have consented to certain amendments to the Indenture and the Notes, as set forth herein, and have authorized and directed the Trustee to execute and deliver this Supplemental Indenture (the “Consents”), it being understood that, in connection therewith, and to further evidence the receipt of the Consents required to render this Supplemental Indenture effective and operative with respect to all Notes, including Notes that are beneficially owned through the book-entry system of The Depository Trust Company (the “DTC Securities”), such beneficial holders of the Notes have, prior to the date hereof, instructed the applicable Depository Trust Company participants (each, a “Participant”) to provide such beneficial holders with a participant consent letter (the “Participant Consent Letter”) to confirm the Consents provided by such Consenting Holders pursuant to an Omnibus Proxy issued to such Participant by DTC for such purposes, in accordance with the applicable procedures of DTC;

WHEREAS, the Issuer and the Guarantor have done all things necessary to make this Supplemental Indenture a valid agreement of the Issuer, the Guarantor, and the Trustee in accordance with the terms of the Indenture and have satisfied all other conditions required under Article 8 of the Indenture; and

WHEREAS, pursuant to Section 8.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the parties hereto and the Holders of the Notes as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Capitalized Terms. All capitalized terms contained in this Supplemental Indenture shall, except as specifically provided for herein and except as the context may otherwise require, have the meanings given to such terms in the Indenture. In the event of any inconsistency between the Indenture and this Supplemental Indenture, this Supplemental Indenture shall govern. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Section 1.02. Section References. Section references contained in this Supplemental Indenture (other than in Article 2 hereof) are to sections in this Supplemental Indenture unless the context requires otherwise.

ARTICLE 2

AMENDMENTS

Section 2.01. Amendments. Pursuant to the terms of the Consents:
(a)     Section 7.01(A) of the Indenture is hereby amended by amending and restating clause (ii) thereof as follows:

“(ii) a default for fifty one (51) days in the payment when due of interest on any Note;”

ARTICLE 3

EFFECT

Section 3.01. Effect. Subject to compliance with the terms of the Indenture, this Supplemental Indenture shall become effective and binding on the Issuer, the Guarantor and the Trustee, and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture, in each case, automatically and immediately upon the due execution of this Supplemental Indenture by the parties hereto.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Ratification of Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. If any provision of this Supplemental Indenture is inconsistent with a provision of the Indenture or the Notes, the terms of this Supplemental Indenture shall govern. Each of the Issuer and the Guarantor, as the case may be, hereby ratifies, confirms and reaffirms its liabilities, its payment and performance obligations (contingent or otherwise) and its agreements under the Indenture, as amended by this Supplemental Indenture.

Section 4.02. GOVERNING LAW; WAIVER OF JURY TRIAL. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE GUARANTOR AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED BY THIS SUPPLEMENTAL INDENTURE.

Section 4.03. No Recourse Against Others. No director, officer, employee, manager, member, partner, incorporator or holder of any Equity Interests in the Issuer or in the Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantor under this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or its creation.

Section 4.04. Electronic Means. The parties agree that the transaction described herein may be conducted and related documents may be stored by electronic means. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

Section 4.05. Entire Agreement. This Supplemental Indenture, together with the Indenture as amended hereby, contains the entire agreement of the parties, and supersedes all other representations, warranties, agreements and understandings between the parties, oral or otherwise, with respect to the matters contained herein and therein.

Section 4.06. Provisions of Supplemental Indenture for the Sole Benefit of Parties and Holders of Notes. Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors hereunder and the Holders of the Notes any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Notes.

Section 4.07. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or Adobe Sign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative), in English. The Issuer and the Guarantor each agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 4.08. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 4.09. Trustee’s Disclosure. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture, and it shall not be responsible for any statement of the Issuer or the Guarantor in this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Very truly yours,

Inotiv, Inc.

By:	/s/ Beth A. Taylor
Name:	Beth A. Taylor
Title:	Chief Financial Officer & Executive
Vice President

[Signature Page to Supplemental Indenture]

BAS Evansville, Inc., as Guarantor

By:	/s/ Beth A. Taylor
Name:	Beth A. Taylor
Title:	Chief Financial Officer & Executive
Vice President

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Joshua A. Hahn

Name:	Joshua A. Hahn

Title:	Vice President

[Signature Page to Supplemental Indenture]